FORM 5
|x | Form 4 Transactions Reported

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                ANNUAL STATEMENT OF                 |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP          |OMB NUMBER: 3235-0362|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 1.0 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

       Silverman                   Henry                         R.
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       (Last)                      (First)                    (Middle)

                          c/o Cendant Corporation
                          9 West 57th Street, 37th Floor
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                                  (Street)

       New York                   New York                      10019
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

       Cendant Corporation ("CD")
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3.  IRS or Social Security Number of Reporting Person, if an
entity(Voluntary)

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4.  Statement of Month/Year

       12/31/2000
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5.  If Amendment, Date of Original (Month/Year)

       2/13/2001
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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (X) Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify title below)
        Chairman of the Board, President and CEO
    ----------------------------------------------------
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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)

       Common Stock (series designated CD stock)
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2.  Transaction Date (Month/Day/Year)

       06/15/00(1) / 06/15/00(2)
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3.  Transaction Code (Instr. 8)

       M4(1) / M4(2)
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

       2,674,170                            Acquired             $1.54(1)
       2,674,170                            Acquired             $1.68(2)
       ---------                            --------             -----
         Amount                             (A)or(D)              Price
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5.  Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year
    (Instr. 3 and 4)

       6,848,415
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

       Direct(1) / Direct(2)
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)


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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
           SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

       Stock Option (right to buy)
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2.  Conversion or Exercise Price of Derivative Security

       $1.54(1)
       $1.68(2)
       $22.10(3)
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3.  Transaction Date (Month/Day/Year)

       06/15/00(1)
       06/15/00(2)
       01/13/00(3)
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4.  Transaction Code (Instr. 8)

       M4(1) / M4(2) / A(3)
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

       2,674,170/Disposed(1)
       2,674,170/Disposed(2)
       3,000,000/Acquired(3)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

       12/17/97(exercisable) and 12/31/01(expiration)(1)
       12/17/97(exercisable) and 12/31/01(expiration)(2)
       01/13/00(exercisable) and 01/13/10(expiration)(3)
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

       Common Stock (series designated CD stock)/2,674,170 shares(1) Common Stock (series designated CD stock)/2,674,170 shares(2) Common Stock (series designated CD stock)/3,000,000 shares(3)
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8.  Price of Derivative Securities (Instr. 5)

      $0 (1)(2)(3)
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9.  Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

       0(1)
       0(2)
       3,000,000(3)
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

       Direct (1)(2)(3)
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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:



      /s/ Lynn Feldman                                  February 14, 2001
   ---------------------------------                   -----------------
   **  SIGNATURE OF REPORTING PERSON                     DATE

               By:  Lynn Feldman, Attorney-in-fact

               Silverman, Henry R.
               9 West 57th Street
               37th Floor
               New York, New York 1019
               Cendant Corporation (CD)

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.


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